Exhibit 10.1

LAND PURCHASE AND SALE AGREEMENT AND ESCROW INSTRUCTIONS

This Agreement (“Agreement”) entered into this 4th day of August, 2007 by and between

Farmersville Village Grove Associates (a Limited Partnership) (“Seller”) and Pacific West Communities, Inc. and/or Assigns (“Buyer”) is meant to serve as the purchase agreement and the escrow instructions for this transaction.

SALE PARCELS: Seller herein agrees to sell a forty-eight (48) unit apartment project known as Village Grove Apartments on property situated at 675 South Farmersville Blvd. in the City of Farmersville, County of Tulare, California, consisting of two separate adjoining parcels: to wit, a 2.65 +/- site, and a 1.49 +/- site: APNS 130-093-007 & 130-102-019 (“Sale Parcels”) and legally described in Exhibit A and visually depicted in Exhibit B both attached hereto and incorporated herein by this reference and includes all rights, privileges and easements appurtenant to the Sale Parcels, whether or not recorded, including without limitation all development rights, air rights, water and water rights, easements, rights of way or appurtenances used in connection with the Sale Parcels, and all oil, gas and other minerals in or under or that may be produced for or by the Sale parcels not otherwise reserved. The Sale Parcel shall also include the cash balances in all bank accounts held for the benefit of Village Grove Apartments, including the Reserve Account in the anticipated approximate balance of $215,000, the General Operating Account, the Real Estate Tax and Insurance Escrow Account and the Tenant Security Deposit Account.

PURCHASE PRICE: The Purchase Price shall be One Million Six Hundred Seventy-Five Thousand Dollars ($1,675,000.00) and shall be paid at the Close of Escrow, subject to the following terms: All cash including deposit, and subject to and contingent upon the assumption of an existing note secured by a first deed of trust in favor of the United States Department of Agriculture (USDA) in the anticipated approximate amount of $775,000, authorization of a tax-exempt bond sale by the California Debt Limit Allocation Committee and receipt of an allocation of federal tax credits by the California Tax Credit Allocation Committee. Under this structure, it is anticipated that Seller will net approximately $900,000 in cash subject to prorations and adjustments as defined below. This offer is further contingent upon buyer’s inspection of the property and inspection of compliance and property management records and accounting documents.

DEPOSITS: Upon Sellers’ acceptance of this offer, Buyer, within ten (10) days, shall deposit into an escrow account held by Chicago Title Company with an office located at Visalia, CA (“Escrow Holder”) the sum of Ten Thousand Dollars ($10,000.00) (the “Deposit”) as a deposit to be applied toward the Purchase Price.

REVIEW PERIOD: Buyer shall have until January 1, 2008 (the “Review Period”) to examine and investigate all aspects of the subject property, and obtain all of the approvals set forth above. These investigations may include a physical and geological inspection and Buyer shall have the right, at Buyer’s expense, to select an inspector(s) to make “inspections” (including tests, surveys, and other studies) of the Property, including but not limited to soil, foundation, possible environmental hazards (such as asbestos, formaldehyde, radon gas, lead-based paint, fuel or

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chemical storage tanks, hazardous waste, and other substances, materials or products), geologic conditions, locations of property lines, size/square footage of the real property and improvements, and water/utility use restrictions. Seller shall make the Property available for all inspections. Buyer shall keep the property free and clear of liens, shall indemnify and hold Seller harmless from all liability, claims and demands, damages, and costs, and shall repair all damages arising from the inspections. Buyer shall provide written notice to Seller of any items disapproved prior to expiration of the Review Period.

At any time prior to the expiration of the Review Period, Buyer shall have the right in its sole discretion to terminate this Agreement for any reason whatsoever by giving written notice to Escrow Holder and Seller. It is further agreed that Seller has 60 days to review and investigate “recapture issues” with respect to this sale. After this 60 days review period, this contingency shall terminate.

BUYER REPRESENTATIONS: Buyer represents that its’ intention is to continue the UDSA low-income housing operation under the existing regulatory restrictions for a new thirty-year period.

SELLER REPRESENTATIONS: Seller represents that Seller has no knowledge of any notice of violations of City, County, State, or Federal building, zoning, fire, or health laws, codes, statutes, ordinances, regulations, or rules filed or issued against the Property. If Seller receives notice of violations prior to close of escrow, Seller shall immediately notify Buyer in writing. Buyer is allowed 60 calendar days after receipt of notice to provide written notice to Seller of any items disapproved.

TITLE: Buyer shall be provided a current preliminary title report at Buyer’s expense. Title shall be free of liens, encumbrances, easements, restrictions, rights, and conditions of record or known to Seller. Buyer shall be allowed 30 calendar days after receipt of the preliminary title report to provide written notice to Seller of any of the preceding items disapproved.

ESCROW: An escrow shall be opened to consummate the sale of the Sale Parcel pursuant to this Agreement through Escrow Holder upon the deposit by Seller and Buyer of an executed copy of this Agreement therein. Seller will hand Escrow Holder a Deed conveying the property described herein to the vestees named below. Buyer, within ten (10) days of acceptance, will deliver to Escrow Holder the sum identified herein as the deposit to be applied toward the Purchase Price. Prior to the Close of Escrow, Buyer will hand to Escrow Holder the additional cash deposits required to complete the total purchase price identified herein which Escrow Holder is instructed to use when Escrow Holder can obtain a CLTA Owners Policy of Title Insurance, and any policy required by Buyer’s lenders which policies of title insurance will contain the insuring clauses, exceptions, exclusions, provisions and stipulations customarily contained in the printed provisions of such form with liability not less than the Purchase Price describing the Sale Parcel contained herein, and showing the fee title in said Sale Parcel vesting to Seller or such other party Seller may designate, subject to:

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1. General and Special Taxes for the applicable fiscal year, a lien not yet due and payable, including levies for any district such as, but not limited thereto, drainage, irrigation, road improvement, acquisition and improvement, fire protection, etc.

2. The lien of supplemental taxes, if any, assessed pursuant to the laws of the State of California.

3. Any additional general and special taxes that may be due based on the possible re-evaluation of the herein described Sale Parcel.

4. Covenants, Conditions, Restrictions, Reservations, Easements and Rights of Way of Record, if any.

5. A First Deed of Trust and any other security instruments to record, executed by the above named vestees, to secure any loans or financing agreements in favor of a lender.

ESCROW CHARGES: Buyer and Seller shall equally share in the cost of the Escrow fee and all of Escrow Holder’s customary charges to Buyers and Seller for document drafting, recording and miscellaneous charges. Seller shall pay for a standard CLTA Policy of Title Insurance. Any additional costs associated with title insurance shall be paid by Buyer.

PRORATIONS:

(a) County consolidated property tax bill charges, interest, rents, Association regular dues/assessments, premiums on insurance acceptable to Buyer, as applicable, shall be paid current by Seller and prorated between Buyer and Seller as of the date of recordation of the deed.

(b) Bonds or assessments of Special Assessment Districts which are now a lien, shall be paid current by Seller as of the date of recordation of the deed; payments that are not yet due shall be assumed by the Buyer.

(c) Association Special Assessments which are now a lien, shall be paid current by the Seller as of the date of recordation of the deed; payments that are not yet due shall be assumed by the Buyer.

(d) County transfer tax and transfer fees shall be paid by the Seller. City transfer tax and transfer fees shall be paid by the Seller.

(e) PROPERTY WILL BE REASSESSED UPON CHANGE OF OWNERSHIP. THIS WILL AFFECT THE TAXES TO BE PAID. A supplemental tax bill will be issued, which shall be paid as follows: (1) for periods after close of escrow, by Buyer (or by final acquiring party if part of an exchange), and (2) for periods prior to close of escrow, by Seller. TAX BILLS ISSUED AFTER CLOSE OF ESCROW SHALL BE HANDLED DIRECTLY BETWEEN BUYER AND SELLER.

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CLOSE OF ESCROW: Close of Escrow shall be the date upon which the Grant Deed is recorded and not later than February 1, 2008. If Escrow is not in a condition to close by such date, any party which is not then in default may demand, in writing, the return of its documents; but, if both parties hereto are in default, no demand for return thereof shall be recognized until five (5) days after Escrow Holder shall have mailed copies of such demand to the other party. Notwithstanding the foregoing, Buyer at any time may elect to close on five (5) days prior notice of same to Seller and Escrow Holder.

FAILURE OF CONTINGENCIES AND TERMINATION OF ESCROW: In the event this transaction and Escrow terminate because of the failure of one or more of any contingency herein contained, all Deposits of Buyer not yet released to Seller shall be refunded in full to Buyer and neither party shall have any further obligation to the other. All escrow charges shall be paid by the Buyer and all documents delivered into Escrow shall be returned to the depositing party.

ATTORNEY FEES: In any action, proceeding or arbitration arising out of this Agreement, the prevailing party shall be entitled to reasonable attorney’s fees and costs.

ENTIRE CONTRACT: Time is of the essence. All prior agreements between the parties are incorporated in this Agreement which constitutes the entire contract. Its terms are intended by the parties as a final expression of their agreement with respect to such terms as are included herein and may not be contradicted by evidence of any prior or contemporaneous oral agreement. The parties further intend that this Agreement constitutes the complete and exclusive statement of its terms and that no extrinsic evidence whatsoever may be introduced in any judicial or arbitration proceeding, if any, involving this Agreement.

COOPERATION AGREEMENT: Buyer agrees, at no cost to Buyer, to cooperate on Seller’s 1031 Exchange in the event Seller enters into an exchange.

AGENCY CONFIRMATION: The following agency relationship(s) and respective compensation to be paid by Seller are hereby confirmed for this transaction:

Agent Representing Buyer:	None

Commissions:

Agents Representing Seller:	None

Commissions:

DURATION OF OFFER: This Agreement, when signed by Buyer constitutes an offer to purchase the Sale Parcels in accordance with the terms and provisions and on the conditions set forth herein. Such offer will expire at 5:00 p.m. on August 31, 2007 unless by such date and time Seller shall have signed this Agreement and delivered the same to Buyer.

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IN WITNESS HEREOF, the parties hereto have caused this Agreement to be executed on the dates indicated herein.

BUYER: Pacific West Communities, Inc. (and/or Assigns)

By: __________________________________

Date: __________________________________

Caleb Roope, President

SELLER: Farmersville Village Grove Associates (a Limited Partnership)

By: __________________________________

Date: __________________________________

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Exhibit A

Legal Description of Sale Parcel

Exact Legal to be Attached upon Receipt of Preliminary Title Report

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